THE ENERGY FORUM



Volume XVII, Issue I

February 2021

IN THIS EDITION

UNIT TRADING

July 2020:	No Sales
August 2020:	No Sales
September 2020:	25 Units @ $200/Unit
October 2020:	No Sales
November 2020:	65 Units @ $200/Unit
December 2020:	25 Units @ 192/Unit

BOARD OF DIRECTORS

Jeff Taylor, *Chairman*
William Couser, *Vice Chairman/ Secretary*
Rick Vaughan, *Treasurer*
Robert Brummels, *Director*
Dan Heard, *Director*
Jim Krause, *Director*
Marvin Stech, *Director*

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010 | Fax: 515-382-1376
www.lincolnwayenergy.com

ANNUAL MEMBER MEETING – VIRTUAL MEETING ONLY

Please register if you plan to listen by phone or watch the meeting by internet access. By registering, you will receive the access code to participate in the 2021 Annual Meeting of Lincolnway Energy LLC. Please register for Lincolnway Energy's Annual Meeting on March 2, 2021 6:30 PM CST at:

https://attendee.gotowebinar.com/register/7506615884406769421

After registering, you will receive a confirmation email containing information about joining the webinar.

MESSAGE FROM THE BOARD OF DIRECTORS

Jeff Taylor, Chairman

Hello all! I am pleased to be sharing with you today. I wanted to take a moment and share with you my thoughts on the progress Lincolnway Energy has made in conjunction with Husker Ag. The two companies working together have far exceeded my expectations. The two cultures seem to be of like mind. I was very pleased that Husker recognized early on the talent that Lincolnway has on staff and saw fit to promote from within to fill some of the leadership roles. The combined management team worked together this year to prove just how well Lincolnway can operate by bringing plant production up to the 85 million gallon mark and by lowering the energy and ingredients, substantially, per gallon. I, along with the rest of the Board of Directors for Lincolnway Energy, could not be more thrilled about the success this merger has had in such a relatively short time period. We are looking forward to sharing more information with you at our annual meeting on March 2nd. Please follow the information stated above to register to join our meeting.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

NEW YEAR, NEW OPPORTUNITIES, NEW GOALS

By Seth Harder, CEO

Greetings and welcome to a new year, and a new year it is! These are tumultuous times with the pandemic, derecho storm; couple that with the political climate that seems to be gripping our nation, and it is not hard to imagine that many are tired and ready for a new, less bumpy ride.

At the time of this writing, corn has rallied a dollar and a half since July. China, seemingly, now has an unquenchable appetite for commodities and the acreage battle is afoot. Throw in an impending drought and things are ripe for rally. This has made our margins crumble once again; however, it is good for the farm. Carry out in the corn market went from a potential 3 billion bushels to a paltry 1.5 billion in less than 12 months!

From April to December, we made a decent amount of cash and were able to increase our working capital by several million dollars, all the while paying an additional $500,000 dollars of principal debt reduction each month! So, despite margins being rough in this pandemic year, overall, we now know that when margins are available Lincolnway Energy can and will capitalize on them!

So, what can and should we do? I think it has been made clear that your plant is a fantastic plant with phenomenal people who are able to be in the top echelon of the industry. We have been extremely busy this year dissecting the Christianson Benchmark (an independent benchmark that tracks plants by performance against industry peers), looking for every fractional cent per gallon that we can to make Lincolnway the best it can be. I am extremely happy to announce that we have found some success in our endeavors. We are absolutely thrilled at how well the plant has been responding to the changes we implemented and the results we are seeing. We have reduced our inputs of all chemicals and ingredients, and in some cases eliminated chemicals that were no longer needed. We have reduced energy per gallon by 20% to 40% on natural gas and electricity. We have reduced our maintenance cost per gallon down to ranking #2 in benchmark and #1 against the reporting Iowa plants. This past year we took Lincolnway's ranking in the benchmarks from traditionally being in the bottom of the rankings to now being in the top – that's correct - we were 27 out of 50 plants in the first quarter for net income, then 22 out of 50 in the second quarter, to now being 10 out of 51 plants in the third quarter for net income per gallon!

I am very excited to also tell you that we were able to increase the plant's sustained production to an 85-million-gallon rate. We also recently passed our emissions tests with Iowa Department of Natural Resources at that rate and have received a new air permit.

We have also been working with our neighbors to the west, Verbio, who purchased the DuPont Cellulosic facility. They are building anerobic digesters for the purpose of producing biomethane and becoming a low carbon fuels energy provider. It is our hope that one day we will be able to work with them to produce a very low carbon ethanol in order to be a player in the low carbon fuels markets. We are already registered as a low carbon fuels provider in Nebraska, where we normally sell 90% of our ethanol to low carbon markets in California and Oregon. With the change in federal administration, I am excited about what may come as opportunities for other low carbon markets, such as the Midwest, Texas and the New England states.

We have a roadmap drawn up on how we plan on taking Lincolnway Energy to the next level; we will be incorporating tried and true methods that we have recently completed in Plainview to increase production levels to greater than 90 million gallons. Once we and our lenders feel that our debt has been reduced enough and our working capital is strong enough, we will be starting the process of enhancing the main production assets and squeezing every last drop we can from the main production platform. This does not mean an all-out expansion but rather additional equipment in areas of the plant in order to maximize the plant.

As we go through the next few months, our management team will monitor and evaluate the impeding drought, any continued impact of the derecho storm, and the markets. We may elect to postpone these endeavors and look for other ways to save money, because as we all know a bird in the hand is worth two in the bush. One suggestion, based on prior experience, is looking into deregistering Lincolnway Energy. Stepping back into a plant that is a registered company took me back to the cumbersome and expensive early days at Husker Ag before we deregistered. When many of the plants were built it seemed as though it was necessary to be an SEC reporting company. Today, many plants have deregistered, or "gone dark," and benefit financially from the burdens of being registered. Not only is there a substantial savings but the company is able to operate more swiftly in order to capitalize on business opportunities. We plan to explore this possibility in order to help our company stay competitive in the ever-tightening ethanol space and it is my hope that as the owners of Lincolnway Energy, you will support us as we explore this option.



FINANCIAL RESULTS

By Jeff Kistner, iCFO

As our year ended September 30, 2020, we reported positive net income of $319,976. This positive result came in the last six months of the year or starting April 1, 2020. Even though the economy was in turmoil with the COVID-19 pandemic, management, under new leadership, stayed focused on producing ethanol in a low cost and efficient manner. Lincolnway Energy entered into the management agreement with Husker Ag in January 2020. Seth Harder's substantial experience and his leadership drove our current staff to roll up their sleeves and start looking for ways to increase gallons, improve distiller grains volume and reduce operating expenses on a per gallon basis. Seth shared his plan to you, the unitholders, in March 2020 and what he believed was the "possible" for our company. Management was able to hit the targets on production increases, meet or exceed cost reductions, gain production efficiencies, and improve our weights on distiller grains from 92-ton rail cars being shipped to 105-ton.

Net Income by fiscal quarter and for the full fiscal year ended 2020 is set forth in the table below.

	12/21/2019	3/31/2020	6/30/2020	9/30/2020	Fiscal Year 2020
Revenue	$29,002,735	$24,376,894	$20,136,749	$31,640,174	$105,156,552
Gross profit (loss)	1,109,377	(2,087,314)	1,320,605	3,741,873	4,084,541
Operating income (loss)	298,839	(3,041,935)	554,526	2,939,790	751,220
Net income (loss)	(24,218)	(3,129,698)	303,248	3,170,644	319,976

Review of key balance sheet items showed the removal of the "Going Concern Statement" that was issued on June 30, 2019. The equity invested through the issuance of new Class A and B units allowed us to convert current debt back to long-term which had previously been converted to current debt due to the Going Concern Statement. This improved our working capital position to almost $14 million.

Management continues to focus on strengthening the balance sheet. This focus is on increasing working capital which should improve the book value of Lincolnway Energy member units.

Balance Sheet Data:	2020	2019	2018
Working Capital	$13,972,177	$(17,855,581)	$4,483,431
Net Property Plant & Equipment	37,874,838	42,391,690	48,715,820
Total Assets	65,810,902	53,713,992	58,403,472
Long-term Obligations	27,558,769	649,799	16,029,885
Member's Equity	32,570,368	24,750,392	37,999,198
Book Value per Member Unit	$310	$589	$904

As we move into fiscal year 2021, there are a lot of monitoring and preparation activities that management needs to address. The two most material items we need to monitor are the cause and effect of the derecho and the continuing impact of COVID-19. The impact on corn production from the derecho will determine the availability of corn purchasing and we believe the real impact on corn production will start to affect us in December 2020 and continue through June 2021.

Additionally, the unknowns of COVID-19 will continue to impact the demand for ethanol. Management will continue to monitor economic data as it is available. We will endeavor to make sound decisions to improve Lincolnway Energy's financial position.

IMPORTANT NEWS

The Annual Meeting has been changed to VIRTUAL ONLY -
no in-person meeting

Annual Meeting Is March 2, 2021

For instructions go to:

- www.lincolnwayenergy.com, Investor Relations tab, 2021 Annual Meeting
- Email: info@lincolnwayenergy.com or Call: 515-817-0150

K-1s - will be sent late February
Email or secure hosting (please provide email for quicker delivery)

MESSAGE FROM HUSKER AG BOARD OF DIRECTORS

Robert Brummels, Chairman

I am pleased to have this opportunity to connect with you on behalf of the Husker Ag Board of Directors.

The Husker Ag Board is very pleased with the way those in management in both companies have worked together. There are many very talented, competent and highly motivated people in both plants. They have cooperated with each other on many levels which makes both companies better and stronger. The strategic relationship and common management of these two ethanol plants has definitely benefited both, all the way from needing to stock fewer replacement parts to having stronger balance sheets.

The cooperation and unity in the board room for Lincolnway Energy has worked well also, with each member bringing special talents, abilities and points of view to the table.

In summary, although we do not know what profit margins this industry holds in the future, we feel our relationship facilitates a better and brighter future when both companies are working toward a common goal. We want to express our gratitude to the employees of both Husker Ag and Lincolnway Energy for helping make this transition go smoothly.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PRSRT STD
U.S. POSTAGE PAID
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PERMIT NO. 321



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